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Exhibit 5.1

September 27, 2022

Board of Directors

HyreCar Inc.

915 Wilshire Avenue, Suite #1950

Los Angeles, California 90017

Gentlemen:

We are acting as counsel to HyreCar Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed public offering of up to 10,539,633 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share, all of which Shares are to be sold by the selling stockholder named in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; and (ii) the Company will remain a Delaware corporation.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended, and currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming issuance of the Shares in accordance with the terms of the Purchase Agreement, dated as of August 15, 2022 by and between the Company and Lincoln Park Capital Fund, LLC (the “Agreement”) and receipt by the Company of the consideration for the Shares specified in the resolutions of the Company’s board of directors or pricing committee thereof authorizing the issuance of such Shares consistent with the terms of the Agreement, the Shares will be validly issued, fully paid, and nonassessable.

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Polsinelli PC, Polsinelli LLP in California

HyreCar Inc.

September 27, 2022

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective time of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC